Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

(FORMERLY FIRST USA BANK, NATIONAL ASSOCIATION)

CC MASTER CREDIT CARD TRUST II

(FORMERLY THE CHEVY CHASE MASTER CREDIT CARD TRUST II)

The undersigned, a duly authorized representative of Bank One, Delaware, National Association (the “Bank”), pursuant to the Pooling and Servicing Agreement dated as of June 1, 1995 as supplemented and amended, including by the fifth Amendment thereto (the “Fifth Amendment”), dated as of September 30, 1998, among Chevy Chase Bank F.S.B. (“Chevy Chase”), as Transferor and Servicer, CCB Holding Corporation (“CCB”), as Transferor, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (the “Trustee”), for the CC Master Credit Card Trust II (formerly the Chevy Chase Master Credit Card Trust II) and as assumed pursuant to the Assignment and Assumption Agreement (the “Assumption Agreement”), dated as of September 30, 1998, among the Bank, as the Assuming Entity, Chevy Chase, as Transferor and Servicer, CCB, as Transferor and the Trustee (as so amended, supplemented and assumed, the “Pooling and Servicing Agreement”), does hereby certify as follows:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

3.	A review of the activities of the Bank during the period from October 1, 2002 through September 30, 2003 and of its performance under the Pooling and Servicing Agreement was conducted under my supervision.

4.	Based on such review, the Bank has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period and no default in the performance of any such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The following is a description of each default in the performance of the Bank’s obligations under the Agreement during such period known to me, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Bank, if any, to remedy each such default and (iii) the current status of each such default: None.

Capitalized terms used in this Certificate and not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 22nd day of December 2003.

BANK ONE, DELAWARE, NATIONAL ASSOCIATION

By:	/s/ RANDY J. REDCAY		By:	/s/ DAVID A. PENKROT

	Name:	Randy J. Redcay		Name:	David A. Penkrot
	Title:	First Vice President		Title:	Controller